Exhibit 10.7

PUT OPTION AGREEMENT

This Put Option Agreement (this “Agreement”) is made and entered as of December 10, 2020 by and between Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”) and Antara Capital LP, a Delaware limited partnership, on behalf of the funds it manages and/or its designees (“Antara” and, together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain letter agreement (the “Innoviz Agreement”), dated as of October 7, 2020, by and among the Company, Perception Capital Corp., a Delaware corporation, Antara and Collective Growth Corporation, a Delaware corporation, as amended and supplemented by that certain letter agreement among such parties dated as of November 22, 2020 (the “Letter Agreement”);

WHEREAS, in order to enable the transactions contemplated by the BCA (as defined below) and to induce investors other than Antara to participate in the PIPE Financing, the Parties have agreed as of November 27, 2020 (the “Effective Date”) to implement the backstop commitment contemplated in Section 2 of the Letter Agreement pursuant to a put option arrangement which would provide, among other things, that, notwithstanding the Letter Agreement, Antara’s total investment in the Company in connection with the exercise of such put option, excluding, for the avoidance of doubt, the aggregate equity value ascribed to the Antara Ordinary Shares (defined below) and the Antara Warrants (defined below), shall be no greater than $150 million and no less than $70 million (the “Investment Parameters”); and

WHEREAS, the Parties wish to enter into this Agreement to memorialize such put option arrangement agreed in principle in the initial stages of negotiation of the transactions contemplated by the BCA and to set forth certain of their respective rights and obligations in furtherance thereof.

NOW, THEREFORE, for and in consideration of the premises, agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as set forth below.

1. Business Combination Agreement. A copy of the Business Combination Agreement, dated as of December 10, 2020, by and among Collective Growth Corporation, a Delaware corporation, Hatzata Merger Sub, Inc., a Delaware corporation, and the Company (the “BCA”), is attached hereto as Exhibit A. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the BCA.

2. Grant of Put Option.

(a) Right to Sell. Subject to the terms and conditions of this Agreement, at any one time from and after the Effective Date and up to and until the Closing Press Release is released pursuant to the BCA (the “Put Exercise Period”), the Company shall purchase a put option right (the “Option” or “Asset”), according to which the Company will have the right but not the obligation, to cause Antara to purchase a number of newly-issued Company Ordinary Shares at the Put Shares Purchase Price (defined below); provided, however, that the aggregate equity value ascribed to such Company Ordinary Shares purchased by Antara shall be within the Investment Parameters. For the avoidance of doubt, the Company shall have the right to exercise the Option only one time; in the event the Company exercises the Option to cause Antara to purchase Company Ordinary Shares, the aggregate equity value ascribed to which is less than $150 million, it will be deemed to have waived its right with respect to any unutilized amount within the Investment Parameters and shall not have the right to subsequently exercise the Option to cause Antara to purchase any additional Company Ordinary Shares.

(b) Procedures.

(i) If the Company desires to exercise the Option and sell Company Ordinary Shares at the Put Shares Purchase Price to Antara pursuant to Section 2(a) above, the Company shall deliver to Antara within the Put Exercise Period a written, unconditional and irrevocable notice in the form attached hereto at Exhibit B (the “Put Exercise Notice”) exercising the Option and specifying the number of Company Ordinary Shares to be sold at the Put Shares Purchase Price (the “Put Option Shares”), the Put Shares Purchase Price and the aggregate equity value ascribed to such Company Ordinary Shares, together with the Put Shares Subscription Agreement (defined below).

(ii) By delivering the Put Exercise Notice, the Company represents and warrants to Antara that: (A) the Company has the requisite power and authority and has taken all necessary action to issue and sell the Put Option Shares as contemplated by this Section 2; (B) each of the Company Fundamental Representations and the representations and warranties set forth in Section 3.23 of the BCA is true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects (or, solely in the case of the representations and warranties set forth in Section 3.2(a) of the BCA, true and correct in all respects except for de minimis inaccuracies) as of the date on which the Company exercises the Option and Antara executes and delivers the Put Shares Subscription Agreement (defined below), as though made on and as of such date (except to the extent that any such representation and warranty is made in the BCA as of an earlier date (other than the Closing Date), in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or, solely in the case of the representations and warranties set forth in Section 3.2(a) of the BCA, true and correct in all respects except for de minimis inaccuracies as of such earlier date); and (C) each of the Put Option Shares will be upon issuance and delivery to Antara free and clear of any and all Liens other than transfer restrictions under applicable securities Laws.

(c) Consummation of Issuance and Sale.

(i) The closing of the issuance and sale of Put Option Shares pursuant to the Option shall take place on such date and at such time (the “Exercise Closing Date”) and in such manner, including with respect to the payment of the Put Shares Purchase Price, as is set forth in one or more definitive, binding and enforceable Subscription Agreements, substantially in the form of Subscription Agreement attached hereto as Exhibit C (collectively, the “Put Shares Subscription Agreement”), to be executed and delivered by the Parties.

(ii) Antara’s obligation to close the purchase of the Put Option Shares pursuant to the Option shall be subject Antara’s satisfaction, in Antara’s reasonable determination, that the transactions contemplated by the BCA have been consummated or will be consummated substantially concurrently with the Closing; and

(iii) Without limiting the generality of Section 2(c)(i) above, (A) Antara shall pay the Company the aggregate purchase price for the Put Option Shares set forth in the Put Shares Subscription Agreement, which shall be calculated on a $10.00 per Put Share basis (which assumes that the Company has effected a reverse stock split prior to the Effective Time in order to cause the Company Share Value to equal $10.00) unless otherwise agreed by Antara (the “Put Shares Purchase Price”), at such time and in such manner as provided in Section 3 of the Put Shares Subscription Agreement, and (B) the Company shall deliver to Antara newly-issued certificates representing the Put Option Shares, which such shares will bear restrictive legends and stop transfer instructions as set forth in the Put Shares Subscription Agreement, free and clear of any and all Liens other than transfer restrictions under applicable securities Laws.

(d) No Other Representations and Warranties. Other than as provided for in Section 2(b)(ii) above and Section 4 below, the Company does not make any representation or warranty hereunder, express or implied, with respect to the Put Option Shares or the transactions contemplated hereby.

(e) Commercially Reasonable Efforts; Transaction Documents. Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including, without limitation, the satisfaction, but not waiver, of the conditions set forth in Section 2(c)(ii) above, and to execute and/or deliver this Agreement, the Put Exercise Notice, the Put Share Subscription Agreement, the Put Option Shares, the Antara Ordinary Shares and the Antara Warrants (collectively, the “Transaction Documents”), including, without limitation, by delivering all notices, making all filings and seeking and using reasonable best efforts to obtain all consents and approvals reasonably required in connection therewith, if any. Each of the Transaction Documents shall be in form and substance reasonably satisfactory to Antara.

3. Consideration for Purchased Asset. In consideration for the Option, as agreed between the parties at fair market value, the Company shall issue and deliver to Antara Capital Master Fund LP, a fund managed by Antara Capital LP, free and clear of any and all Liens other than transfer restrictions under applicable securities Laws and without reduction, deduction, set-off, claim or withholding:

(a) Upon the consummation of the PIPE Financing, such number of Company Ordinary Shares equal to (i) 3,559,294 Company Ordinary Shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000, or (ii) a number of Company Ordinary Shares equal to the difference of (A) 3,559,294 and (B) the product of (x) 0.5556 and (y) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000, as applicable.

(b) Concurrently with the issuance of the Perception Earnout Shares, if any, pursuant to Section 2.3(a) of the BCA, such number of Company Ordinary Shares equal to (i) 370,167 Company Ordinary Shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000, or (ii) a number of Company Ordinary Shares equal to the difference of (A) 370,167 and (B) the product of (x) 0.577 and (y) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000, as applicable (such Company Ordinary Shares, if any, together with the Company Ordinary Shares issuable to Antara pursuant to clause (a) above, the “Antara Ordinary Shares”).

(c) Upon the consummation of the PIPE Financing, 4,310,736 Company Warrants (the “Antara Warrants”). The Company acknowledges that the terms of the Antara Warrants will include (among others) that such Company Warrants may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as they are held by the initial purchasers or their permitted transferees (as prescribed in Section 5.6 of that certain Warrant Agreement, dated as of April 30, 2020, and filed with the United States Securities and Exchange Commission on May 5, 2020, as amended by that certain Amendment to the Company Warrant Agreement, substantially in the form set forth on Exhibit G to the BCA, to entered into at the Closing and to be effective upon the Closing).

(d) The Company acknowledges that the Equity Securities of the Company issued or issuable to Antara Capital Master Fund LP pursuant to this Section 3 are subject to registration rights pursuant to the Registration Rights Agreement.

(e) Antara acknowledges that the Equity Securities of the Company issued or issuable to Antara Capital Master Fund LP pursuant to this Section 3 (and not, for the avoidance of doubt, the Equity Securities of the Company issued or issuable to Antara pursuant to Section 2 above) are subject to confidentiality and lockup restrictions pursuant to the Lockup Agreement.

(f) Antara Capital Master Fund LP is a Cayman Islands exempted limited partnership. Its EIN is 98-1426769 and its business and mailing address is 500 Fifth Avenue, Suite 2320, New York, NY 10110, Attn: Lance Kravitz, Telephone No.: +1 (646) 762-8591.

(g) The number of Antara Ordinary Shares and Antara Warrants that may be issued to Antara pursuant to this Section 3 and other dependent items shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, including a reverse stock split prior to the Effective Time in order to cause the Company Share Value to equal $10.00, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Ordinary Shares or Company Preferred Shares outstanding after the date hereof and prior to the Effective Time, so as to provide Antara with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the number of Antara Ordinary Shares and Antara Warrants that may be issued to Antara pursuant to this Section 3; provided, that the Parties agree that the conversion of each Company Preferred Share into one Company Ordinary Share pursuant to Section 2.1(g) of the BCA shall not require, or result in, any adjustments pursuant to this Section 3(g).

4. Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a) Such Party has the power, authority and legal right to carry on the business now being conducted by it and to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by such Party and is a valid and binding agreement of such Party (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Party) enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action.

(d) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will violate or contravene any Law to which such Party is subject, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(e) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, result in any breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any of the Company Party’s or Group Company’s Governing Documents or any Contract to which any Group Company or Merger Sub is a party or any of their respective properties or assets are bound, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

5. Withholding. The Company will indemnify Antara for any tax claim by the Israeli tax authorities with respect to any Equity Securities of the Company issued or issuable to Antara pursuant to this Agreement. Antara shall cooperate with the Company in good faith and provide reasonable assistance with respect to meeting any necessary tax reporting or other tax compliance requirements in connection with this Agreement, including any reasonable and necessary actions to reduce, mitigate or eliminate any deduction or withholding of any taxes if applicable to any consideration, whether in cash or otherwise, provided to Antara under this Agreement in consideration for the Option.

6. Notices. All notices, requests, claims, demands and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:

Innoviz Technologies Ltd.

2 Amal St.

Rosh HaAin

4809202

Israel

Attention:       Eldar Cegla, Chief Financial Officer

Email:             eldarc@innoviz-tech.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:       Ryan Maierson

E-mail:           ryan.maierson@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention:       Joshua Kiernan

E-mail:           joshua.kiernan@lw.com

If to Antara, to:

Antara Capital LP

500 Fifth Avenue, Suite 2320

New York, NY 10110

Attention: Lance Kravitz

Email:           Operations@antaracapital.com

7. Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the sole and entire agreement of the Parties with respect to the backstop commitment contemplated in Section 2 of the Letter Agreement and the other subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such backstop commitment and subject matter. For the avoidance of doubt and notwithstanding anything to the contrary herein, in the event that any term, condition, covenant, agreement or provision in this Agreement conflicts with any term, condition, covenant, agreement or provision in the Innoviz Agreement and/or the Letter Agreement that is intended to specifically address any of the subject matter herein, then the term, condition, covenant, agreement or provision of this Agreement shall govern and control solely to the extent of such conflict.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or transfer any of its rights or obligations hereunder to any other Person, without the prior written consent of the other Party. Any attempted transfer or assignment in violation of this Section 8 shall be void ab initio.

9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

10. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

14. GOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

15. Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 15 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

16. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

INNOVIZ TECHNOLOGIES LTD.

By:	/s/ Eldar Cegla
Name: Eldar Cegla
Title: Chief Financial Officer

[Signature Page to Put Option Agreement]

ANTARA CAPITAL LP

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Partner

[Signature Page to Put Option Agreement]

Exhibit A

Business Combination Agreement

(see attached)

Exhibit B

Form of Put Exercise Notice

(see attached)

INNOVIZ TECHNOLOGIES LTD.

OPTION EXERCISE NOTICE

To: Antara Capital LP

Date: ___________, 2020

RE: Exercise of Option

Reference is made to that certain Put Option Agreement (the “Put Option Agreement”), dated as of December 10, 2020, by and between Innoviz Technologies Ltd. (the “Company”) and Antara Capital LP, on behalf of the funds it manages and/or its designees (“Antara”). Capitalized terms used herein, but not otherwise defined, shall have the meanings set forth in the Put Option Agreement.

The Company hereby exercises, unconditionally and irrevocably, its Option under Section 2 of the Put Option Agreement, for ___________ Company Ordinary Shares at the Put Shares Purchase Price of $___________.1 The aggregate equity value ascribed to such Company Ordinary Shares is $____________________.2

This Put Exercise Notice is being delivered together with the Put Share Subscription Agreement(s). The closing of the issuance and sale of Put Option Shares pursuant to the Option shall take place on the Exercise Closing Date in such manner, including with respect to the payment of the Put Shares Purchase Price, as is set forth in the Put Share Subscription Agreement delivered together with this Put Exercise Notice.

Please complete, execute and deliver the Put Share Subscription Agreement as promptly as practicable.

INNOVIZ TECHNOLOGIES LTD.

By:
Name: Eldar Cegla
Title: Chief Financial Officer

[1]

To be calculated on a $10.00 per Put Share basis (which assumes that the Company has effected a reverse stock split prior to the Effective Time in order to cause the Company Share Value to equal $10.00) pursuant to Section 2(c) of the Put Option Agreement.

[2]	Aggregate equity value ascribed to such Company Ordinary Shares to be no less than $70 million and no more than $150 million pursuant to Section 2(a) of the Put Option Agreement.

Exhibit C

Form of Put Share Subscription Agreement

(see attached)